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                                                                   EXHIBIT 10.73


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is dated as of December 1, 2000, by and between EDAC TECHNOLOGIES CORPORATION, a Wisconsin corporation ("Edac"), and Richard A. Dandurand ("Mr. Dandurand").

                                     RECITAL

         Edac desires to employ Mr. Dandurand and Mr. Dandurand is willing to make his services available to Edac on the terms and conditions set forth below.

                                   AGREEMENTS

         In consideration of the premises and the mutual agreements which follow, the parties agree as follows:

         1. Employment. Edac hereby employs Mr. Dandurand and Mr. Dandurand hereby accepts employment with Edac on the terms and conditions set forth in this Agreement.

         2. Term. The initial term of Mr. Dandurand's employment hereunder shall commence on the date hereof and continue for a period of one year, subject to earlier termination as set forth in this Agreement. The term of Mr. Dandurand's employment will automatically be extended one year on each anniversary of the date of this Agreement unless either party notifies the other in writing to the contrary at least 45 days prior to any such anniversary. The term of employment is referred to in this Agreement as the "Employment Term."

         3. Duties. Mr. Dandurand shall serve as the President and Chief Executive Officer of Edac and will, under the direction of the Board of Directors (the "Board"), faithfully and to the best of his ability, perform the duties of such positions as determined by the Board from time to time. As the President and Chief Executive Officer, Mr. Dandurand shall be responsible for managing the business and affairs of Edac in a professional manner with the primary objective of enhancing shareholder value and ensuring that Edac's customers, employees and suppliers are treated in a manner consistent with Edac's Corporate Mission Statement. Without limiting the generality of the foregoing, Mr. Dandurand shall supervise the operations of Edac and perform those duties normally associated with the offices of President and Chief Executive Officer. Mr. Dandurand shall also perform such additional duties and responsibilities which may from time to time be reasonably assigned or delegated by the Board. Mr. Dandurand agrees to
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devote substantially all of his entire business time, effort, skill and attention to the proper discharge of such duties while employed by Edac.

Effective as of the date hereof and pursuant to Section 3.09 of Edac's By-Laws now in effect, the Board shall elect Mr. Dandurand to serve as a member of the Board until his successor is duly elected and qualified, or until his prior death, resignation or removal.

         4. Compensation.

                  (a) Base Salary. Mr. Dandurand shall receive a base salary of $250,000 per year, payable in regular and equal installments in accordance with Edac's payroll practices as in effect from time to time (the "Base Salary"). Mr. Dandurand's Base Salary shall be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee") to determine appropriate increases, if any, in the Base Salary, but the Base Salary shall not be reduced without Mr. Dandurand's written consent.

                  (b) Bonus. Mr. Dandurand shall be eligible to receive a cash bonus at the end of Edac's fiscal year (the "Cash Bonus"). It is intended to reward Mr. Dandurand for his performance as measured by agreed upon objectives, with a payout of up to 50% of Base Salary. However, the Compensation Committee, with approval of the Board of Directors, may at its discretion exceed the 50% target based on their judgment of Mr. Dandurand's performance. The Cash Bonus shall be paid to Mr. Dandurand, subject to appropriate tax withholding, as soon as practicable after the close of the fiscal year but, in any event, no later than 90 days after the end of the fiscal year.

                  (c) Stock Options. Simultaneous with the execution of this Agreement and in consideration of Mr. Dandurand's entering this Agreement, Mr. Dandurand and Edac shall enter into a Granting Agreement (the "Granting Agreement") in the form attached hereto as Exhibit A, pursuant to which Edac shall grant to Mr. Dandurand 200,000 stock options (the "Options") under Edac's 2000-B Employee Stock Option Plan (the "Plan"). The grant of the first 150,000 Options will be effective as of the date of this Agreement. The grant of the final 50,000 Options shall be contingent upon renewal of this Agreement and shall be effective on the first anniversary of this Agreement. Only vested Options shall be exercisable. The Options will vest over the three-year period immediately following the effective date of the Option grant and at the rate set forth in the vesting schedule below, provided Mr. Dandurand is employed by Edac at such time:



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                           (i) 40% vesting on the first anniversary of the
effective date of the grant;

                           (ii) 30% vesting on the second anniversary of the
effective date of the grant; and

                           (iii) 30% vesting on the third anniversary of the
effective date of the grant.

The grant of the Options pursuant to the Granting Agreement is independent of the Cash Bonus and shall not be considered in determining the amount of any such Cash Bonus. Furthermore, such grant of Options is independent of any options the Compensation Committee may award to Mr. Dandurand for performance in the year 2001.

         5. Fringe Benefits. During the Employment Term, Mr. Dandurand shall receive all normal benefits available to every Edac employee, plus the following fringe benefits:

                  (a) Vacation. Mr. Dandurand shall be entitled to four weeks of paid vacation annually.

                  (b) Automobile. Edac shall provide Mr. Dandurand with the use of an Edac-owned or leased automobile. In addition, Edac shall pay, or reimburse Mr. Dandurand for his payment of, the ordinary and reasonable expenses incurred in the normal operation of such automobile.

                  (c) Country Club. Edac shall, during the Employment Term, pay all initiation fees, dues and assessments (collectively, the "Fees") associated with a family membership for Mr. Dandurand in a club to be mutually agreed to.

                  (d) Reimbursement for Reasonable Business Expenses. Edac shall pay or reimburse Mr. Dandurand for reasonable expenses incurred by him in connection with the performance of his duties pursuant to this Agreement, including, but not limited to, travel expenses, expenses in connection with trade shows, seminars, professional conventions or similar professional functions and other reasonable business expenses.

                  (e) Insurance. Edac will purchase on behalf of Mr. Dandurand a term life insurance policy and a long-term disability insurance policy in the amounts set forth below. Such insurance coverages shall be maintained at all times during the Employment Term. The premiums on all policies shall be paid by


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Edac. Mr. Dandurand shall own such policies and shall be entitled to name the beneficiary or beneficiaries of such policies.

                           (i) Term Life Insurance. The face amount of the term
life insurance policy shall be an amount equal to three times the Base Salary.

                           (ii) Long-Term Disability Insurance. The long-term
disability insurance policy shall provide for periodic payments of 70% of the Base Salary.

                  (f) Fringe Benefits. Mr. Dandurand shall receive all fringe benefits that are made available to management level employees of Edac.

         6. Termination of Employment.

                  (a) Termination for Death, Disability, Voluntary Termination or Cause. Mr. Dandurand's employment hereunder shall automatically terminate upon his death. In addition, Edac shall be entitled to terminate Mr. Dandurand's employment at any time upon his "Disability." For purposes of this Agreement, "Disability" shall have the same meaning as contained in the most recently dated disability insurance policy held by Edac covering Mr. Dandurand. If no such policy exists, Disability shall mean a physical or mental sickness or any injury which renders Mr. Dandurand incapable of performing the services required of him as an employee of Edac and which does or may be expected to continue for more than three months during any twelve-month period. Edac and Mr. Dandurand shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by Edac and Mr. Dandurand. If they fail to agree upon such a medical doctor, Edac and Mr. Dandurand shall each select a medical doctor and the two doctors so selected shall together select a third medical doctor who shall make the determination. The determination by the selected medical doctor shall be conclusive and binding upon the parties hereto.

                           If it becomes apparent that the Disability renders
Mr. Dandurand unable to discharge his responsibilities and is supported by medical evidence that his return cannot be determined, Edac may, in its discretion, terminate or modify this Agreement once it is established that Mr. Dandurand will not return to full-time status.



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                           Edac may also terminate Mr. Dandurand's employment
under this agreement for "Cause," effective immediately upon delivery of notice to Mr. Dandurand. "Cause" shall mean:

                           (i) the willful and continued failure of Mr.
Dandurand to perform substantially Mr. Dandurand's duties with Edac or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Dandurand by the Board which specifically identifies the manner in which the Board believes that Mr. Dandurand has not substantially performed his duties and after Mr. Dandurand is given a reasonable period of time to rectify or eliminate such failure;

                           (ii) the willful engaging by Mr. Dandurand in illegal
conduct or gross misconduct which is materially and demonstrably injurious to Edac;

                           (iii) the commission by Mr. Dandurand of fraud or
dishonesty with respect to Edac which is materially and demonstrably injurious to Edac or a material misrepresentation by Mr. Dandurand to Edac's shareholders or directors;

                           (iv) a material breach of the terms of this Agreement
that is demonstratively injurious to Edac; or

                           (v) Mr. Dandurand's election not to renew this
Agreement pursuant to Section 2 hereof. If Mr. Dandurand's employment terminates due to his Disability or death, or if Mr. Dandurand voluntarily terminates his employment or is terminated by Edac for Cause, Mr. Dandurand shall be entitled to receive his Base Salary and vested fringe benefits prorated to the date of termination. In addition, in the event of a termination due to Mr. Dandurand's death or Disability, Mr. Dandurand shall also receive a prorated Cash Bonus for the year of termination. The amount of the prorated Cash Bonus shall be determined by the Compensation Committee and paid as soon as possible after such determination.

                           In the event of termination for Cause, or if Mr.
Dandurand voluntarily terminates his employment, Mr. Dandurand shall forfeit any unvested Option that he may have at such time. If Mr. Dandurand's employment terminates due to death or disability, Mr. Dandurand's Options shall lapse in accordance with section 4 of the Plan.

                  (b) Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, if Mr. Dandurand's employment is terminated by


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Edac for any reason other than for Cause, Disability or death, or if Edac elects not to renew this Agreement pursuant to Section 2 hereof, or if this Agreement is terminated or not renewed by Edac for what Edac believes is Cause or Disability, and it is ultimately determined that Mr. Dandurand was wrongfully terminated, Mr. Dandurand shall, as full and liquidated damages for such termination, receive a severance payment equal to 18 months of Base Salary less any payments, if any, due under the termination provisions of the Change of Control Agreement (as defined in section 10, below) (the "Severance"). The Company shall have the option to pay the Severance: (i) in a single installment payable within 90 days following the termination of Mr. Dandurand's employment; or (ii) in 18 equal consecutive monthly installments, with the first such installment payable on the first day of the first month immediately following the termination of Mr. Dandurand's employment, and each subsequent installment payable on the same day of each consecutive month thereafter until the Severance is paid in full. The deferred portion of the Severance shall not bear interest. In addition to the Severance, Mr. Dandurand shall receive the following benefits in the event his employment with the Company is terminated under this section:
(x) for a period of six months following the date of termination, an automobile on terms substantially identical to the terms of Section 5(b) hereof; and (y) term life and long term disability insurance coverage on terms substantially identical to the terms of Section 5(e) hereof until such time as Mr. Dandurand secures other employment which provides comparable coverage or until the last day of the 18th month following termination of Mr. Dandurand's employment under this section, whichever occurs first. Furthermore, all unvested Options Mr. Dandurand may have at such time as his employment is terminated pursuant to this section 6(b) shall vest immediately and be exercisable in accordance with the terms of the Granting Agreement and the Plan.

         7. Noncompetition. The parties agree that Edac's supplier, customer, vendor and employee contacts and relations are established and maintained at great expense and, by virtue of Mr. Dandurand's employment with Edac, Mr. Dandurand will have unique and extensive exposure to and personal contact with Edac's suppliers, customers, vendors and employees and that he will be able to establish a unique relationship with those individuals and entities that will enable him, both during and after employment, to unfairly compete with Edac. Further, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of Edac's business, trade secrets and confidential information and to prevent great damage or loss to Edac as a result of action taken by Mr. Dandurand. Mr. Dandurand acknowledges that the noncompete restrictions and nondisclosure of confidential information restrictions contained in this Agreement are reasonable and the consideration provided for herein is sufficient to fully and adequately compensate Mr. Dandurand for


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agreeing to such restrictions. Mr. Dandurand acknowledges that he could continue to actively pursue his career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. For purposes of this section 7 and section 8 below, "Edac" shall refer to each of Edac Technologies Corporation and each of its subsidiaries.

                  (a) During Term of Employment. Mr. Dandurand covenants and agrees that, during his employment with Edac, he shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with Edac or any successor or assign of Edac. The ownership of less than a one percent interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Edac, shall not be deemed financial participation in a competitor.

                  (b) Upon Termination of Employment. Mr. Dandurand agrees that for a one-year period after Mr. Dandurand's employment with Edac terminates for any reason, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity:

                           (i) Request or advise any of the customers, vendors,
suppliers, or other business contacts of Edac who currently have or have had business relationships with Edac within two years preceding the date of such action, to withdraw, curtail or cancel any of their business or relations with Edac.

                           (ii) Induce or attempt to induce any employee, sales
representative, supplier, consultant or personnel of Edac to terminate his or her relationship or breach his or her agreements with Edac.

                           (iii) Participate in, become associated with, provide
assistance to, engage in or have a financial or other interest in any business, activity or enterprise located within the Territory (as defined below) which is competitive with the business of Edac or any successor or assign of Edac and which conducts such competitive business within the Territory; provided, however, that the ownership of less than 1% of the stock of a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Edac, shall not be deemed financial participation in a competitor. For purposes of this Agreement, the term


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"Territory" shall mean the United States of America. The Board may, in its sole discretion and at any time prior to the termination of Mr. Dandurand's employment by Edac, expand the Territory to include those countries in which the Company or any of its subsidiaries does business.

         8. Confidential Information. The parties agree that Edac's customers, business connections, customer lists, procedures, operations, techniques, customer profiles and other aspects of its business are established at great expense and protected as confidential information and provide Edac with a substantial competitive advantage in conducting its business. The parties further agree that, by virtue of Mr. Dandurand's employment with Edac, he will have access to, and be entrusted with, secret, confidential and proprietary information, and that Edac would suffer great loss and injury if Mr. Dandurand would disclose this information or use it to compete with Edac. Therefore, Mr. Dandurand agrees that during the term of his employment, and for a period ending on the earlier of (a) two years after the termination of his employment with Edac or (b) the date on which the information referred to in this section becomes publicly known through no fault of Mr. Dandurand, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information acquired by Mr. Dandurand during his employment with Edac whether owned by Edac prior to or discovered and developed by Edac subsequent to Mr. Dandurand's employment, and regardless of the fact that Mr. Dandurand may have participated in the discovery and the development of that information.

         9. Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the statutory or common law of torts or trade secrets where it provides Edac with broader protection than that provided herein.

         10. Change of Control. Simultaneous with the execution of this Agreement, the parties shall enter into a Change of Control Agreement (the "Change of Control Agreement") in the form attached hereto as Exhibit B.

         11. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

         12. Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or


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delivered personally, in the case of Edac, to its principal business office, and in the case of Mr. Dandurand, to his address appearing on the records of Edac, or to such other address as he may designate in writing to Edac.

         13. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. Furthermore, the parties specifically acknowledge that the provisions of sections 7(a), 7(b)(i), 7(b)(ii) and 7(b)(iii) are each separate and independent agreements.

         14. Amendment. This Agreement may only be amended by an agreement in writing signed by all of the parties hereto.

         15. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Edac, its successors and assigns and Mr. Dandurand, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Mr. Dandurand may not be delegated or assigned.

         16. Entire Agreement. Except for the Change of Control Agreement, the provisions of which will control in the event of a conflict with the provisions of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

         17. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.






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         The parties have executed or caused this Agreement to be executed as of the day, month and year first above written.

                                          EDAC TECHNOLOGIES CORPORATION

                                          BY /s/ John J. DiFrancesco
                                             ---------------------------------
                                               Its Chairman



                                          /s/ Richard A. Dandurand
                                          -----------------------------------
                                          Richard A. Dandurand







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